Exhibit 99.2

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
DRE - Q1 2013 Duke Realty Earnings Conference Call
EVENT DATE/TIME: APRIL 25, 2013 / 07:00PM GMT
OVERVIEW:
DRE reported 1Q13 core FFO of $0.26 per share. Expects 2013 FFO per share to be $1.03-1.11.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

CORPORATE PARTICIPANTS

Ron Hubbard Duke Realty Corp - VP, IR

Denny Oklak Duke Realty Corp - Chairman and CEO

Christie Kelly Duke Realty Corp - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Brendan Maiorana Wells Fargo Securities - Analyst

Dave Rodgers RBC Capital Markets - Analyst

Josh Attie Citigroup - Analyst

Vincent Chao Deutsche Bank - Analyst

Eric Frankel Green Street Advisors - Analyst

Scott O’Donnell State Street Realty Advisors - Analyst

Michael Salinsky RBC Capital Markets - Analyst

Michael Bilerman Citigroup - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Duke Realty first quarter earnings conference call. At this time, all participants are in a listen-only mode. Later there will be an opportunity for questions and answers, with instructions given at that time.

(Operator Instructions)

As a reminder, today’s conference call is being recorded. I would now like to turn the conference call over to your host, Ron Hubbard. Please go ahead.

Ron Hubbard - Duke Realty Corp - VP, IR

Thank you, Allen. Good afternoon everyone, and welcome to our first quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO; Christie Kelly, Executive Vice President and CFO; and Mark Denien, Chief Accounting Officer. Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our December 31, 2012 10-K that we have on file with the SEC. Now, for our prepared statement, I’ll turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thank you, Ron. Good afternoon, everyone. Today we’ll highlight some of our key accomplishments during the first quarter in both our operational and asset strategies. Christie will then address our first quarter financial performance and the progress on our capital strategy. We followed up the positive momentum from 2012 and are off to a great start for 2013 on all fronts. We signed 6.3 million square feet of leases in the first quarter, and finished the quarter at a 91.8% overall occupancy rate, which includes projects under development. We started $139 million of new development projects, comprised of $40 million of bulk, industrial $59 million of medical office, and a $40 million suburban office project.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Six of our seven new development starts are 100% preleased, while one project is a speculative start on our land in Houston, which has strong fundamentals. I’ll touch on the developments in a little bit more detail shortly. We continue to make progress on our asset repositioning strategy during the quarter, with $223 million of proceeds generated from dispositions of primarily suburban office properties, as well as $30 million of acquisitions. On the capital front, we raised over $820 million of equity and debt that was used for deleveraging and prefunding our May debt maturities. The redemption of the $178 million 8.375% preferred O shares, together with the $250 million unsecured debt offering issued at an effective interest rate of 3.72% will save the Company nearly $22 million in annual interest and dividend costs on an ongoing basis.

Christie will speak more in depth on our capital activities in a moment. From a macroeconomic perspective, the economy appears on track for another slow year of economic growth, with current GDP expectations between the 2% and 3% range. Even with modest growth, the demand drivers in the industrial sector remain solid, with first quarter net absorption of 32 million square feet on a national basis, following up on the fourth quarter of 2012 at 55 million square feet, which was the highest quarter in five years. This positive activity continues across most major distribution markets, with nearly 80% of the top markets recording vacancy drops, the most widespread improvement in a decade. The Class A national vacancy is now in the 9% range.

The tightening of key industrial market fundamentals, together with trends in e-commerce and supply chain modernization should bode very well for value creation opportunities from our strategic land bank and best-in-class development platform. The healthcare industry trends that are driving strong demand for new modern design outpatient space remain very strong. Our team continues to be selected as one of the premier new facility providers to leading health systems across the country, with a steady pipeline of deals. The suburban office sector continues to be sluggish in most markets, though there are pockets where absorption is improving. The office market fundamentals still favor the tenant, and thus TI’s in concession remain above the long-term averages.

Even so, the availability of debt at historically low rates has increased investor appetite for suburban office transactions, which gives us optimism in executing our office disposition plans for this year. Turning to operations, we had a solid quarter of leasing at 6.3 million square feet. We ended the quarter with overall occupancy at 91.8%. Occupancy dropped approximately 60 basis points from the end of the year, and a couple of factors led to this decrease. First, the sale of the Cap Trust tower and Chambers Street portfolio, which we discussed in January and disclosed in the presentation we posted in our website in March, were approximately 98% occupied on a combined basis.

Second, we had a few larger industrial leases expire right at the end of the quarter, as anticipated in our annual average in-service occupancy guide. Activity remains strong, and we anticipate occupancy to head back up in the second quarter. These larger expirations also abnormally pushed down our tenant retention for the quarter to 49%; however, I’m pleased to note that a few of these vacancies created by the expiring leases were immediately backfilled, and a pipeline of prospects for the remaining vacant spaces is strong. Specifically, two large exploration expirations totaled 1.2 million square feet, yet two new leases were signed with different tenants who immediately backfilled approximately 901,000 square feet of that space.

Rental rent growth and renewals continues to be positive in most markets at a little under 2% overall across the portfolio, with the trendline from last year continuing to move upward. With respect to same property performance, we achieved positive same property NOI growth for the 12 month and three months ended March 31 of 2.4% and 2.6%, respectively. We expect the pace of same property growth to moderate over the next few quarters, given the expected slower pace of occupancy gains and modest rental rate growth that’s anticipated. Now let me touch on some of the key activity within these product types for the quarter. With respect to leasing in our industrial portfolio, we do continue to see fundamentals improve with the completion of nearly 3.1 million square feet of new industrial leases, and about 2 million square feet of renewal leases.

Bulk industrial in-service occupancy at the end of the quarter dipped to 93.6%, roughly 90 basis points below the previous quarter, and at a steady level compared to a year ago. As noted, we had some larger anticipated lease expirations in our industrial portfolio, but strong leasing backfilled a number of those. Some of our larger lease deals included a 704,000 square foot expansion in renewal lease across two facilities for Netrada in Cincinnati, a 437,000 square feet lease with a major retailer in our Groveport Commerce Center in Columbus, and a 500,000 square foot lease with Home Depot in Savannah. In the medical office portfolio, we had a solid quarter with nearly 250,000 square feet of new and renewal leases signed.

The office leasing environment continues to be challenging across most markets, but we did have a solid quarter of leasing with nearly 1.1 million square feet of new and renewal leases signed. In our Sam Houston Crossing speculative office project in Houston, we have now signed two leases,

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

which brings the lease percentage to 91% for this project that will open later this year. We had $223 million of dispositions during the quarter. Most of the proceeds came from the sale of our interest in the two suburban office joint ventures which we mentioned in January. We also sold a couple of nonstrategic medical facilities and a small flex portfolio. Our only acquisitions during the quarter were a medical office building in Tampa, which we bought from an existing customer, and our partner’s 50% interest in a fully leased industrial building in Indianapolis.

Yesterday we announced two significant and strategic strategically important transactions that are now under contract. First, we’re selling our Pembroke Gardens Retail Center in South Florida, in accordance with our strategy to dispose of our remaining retail assets. This project is in a great location on Interstate 75 in West Broward County, and has performed extremely well. Interest in this Center was high, and the sales price will be $188 million, or $480 per square foot. This sale will result in a significant gain that will be reported in the second quarter, and we expect this sale to close next week. The second transaction we announced is the acquisition of a bulk industrial portfolio from affiliates of USA Real Estate, which has recently been reported by others outside of Duke Realty.

This $311 million acquisition includes eight modern bulk industrial facilities totaling over 4.8 million square feet in key distribution markets, including California, Eastern Pennsylvania, and Houston. The portfolio is 100% leased to major retail tenants such as Home Depot, Kimberly-Clark, and JoAnn stores. We expect this transaction to close in May. These two transactions will put us even closer to our asset allocation goal of 60% bulk industrial, 25% suburban office, and 15% medical office. We will report cap rate ranges on these transactions in our second quarter numbers, but let me say that the in-place cap rate on our retail sale is over 100 basis points lower than the yield we will receive on our industrial acquisition. So this is a great trade for us.

We also had an excellent quarter on new development starts. The starts include seven projects, again with an estimated total project cost of about $140 million. We started a 680,000 square foot build-to-suit bulk industrial facility in Nashville on our Park 100 land — or our Park 840 land, excuse me. The facility will be 100% leased to Starbucks for 7.5 years. We also started a 240,000 square foot spec industrial development in Houston on our Point North land, which is located in the airport submarket where vacancy is in the 5% range. We also began a 200,000 square foot office build-to-suit in Dallas, also on our land at Duke Bridges Corporate Park. The project is 100% preleased to a healthcare services firm for a term of 16 years.

Finally, we started the development of four build-to-suit 100% preleased medical facilities during the quarter. Three of the facilities are with affiliates of Baylor Healthcare, totaling 113,000 square feet with lease terms of 15 years. I’m proud to say that we’ve now engaged in 10 development deals with Baylor Healthcare since 2009. The final healthcare development was a 35,000 square foot project in Waco, Texas with Scott and White healthcare. This is our fourth development project with Scott and White. Overall, our first quarter development starts were 81% preleased, and are projected to have a stabilized yield of 8.0%. We are extremely pleased with the new development business generated year-to-date, and by our best-in-class development platform.

Our total development pipeline as of March 31 now stands at 5.1 million square feet totaling $621 million of stabilized costs. We are projecting a weighted average yield over the initial lease term of 8.2% on these projects. The development pipeline and strategic land bank are a key growth driver for Duke Realty, and we’re optimistic about being able to execute on additional build-to-suit and select development opportunities. I’ll now turn the call over to Christie to discuss our financial results and capital plans.

Christie Kelly - Duke Realty Corp - EVP & CFO

Thanks Denny, and good afternoon, everyone. As Denny mentioned, I would like to provide an update on our first quarter financial performance, as well as the progress on our capital strategy. Our first quarter 2013 core FFO was $0.26 per share, compared to $0.27 per share for the fourth quarter of 2012. The slightly lower core FFO was the result of temporary dilution, due to not being immediately able to utilize the proceeds from our previously discussed $41.4 million share equity offering executed in early January. Core FFO for the first quarter of 2013 in comparison to 2012 of $0.24 represents an 8.3% positive year-over-year growth rate that was primarily attributable to improved occupancy and same property performance, as well as due to lower preferred dividends.

We generated $0.23 per share in AFFO in the first quarter of 2013, which translates to a payout ratio of less than 74%, compared to $0.21 per share of AFFO for the fourth quarter of 2012. Taking a look at AFFO for the first quarter of 2013 in comparison to $0.20 from the first quarter of 2012

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

represents a 15% positive year-over-year growth rate. Again, that was primarily attributable to improved occupancy and same property performance, as well as due to lower preferred dividends. As Denny mentioned our leasing volume for the quarter was strong. And in summary, our operating results for the quarter were outstanding, and we look forward to continued solid results throughout the rest of the year.

Turning to the capital side of our business, we executed significant transactions during the quarter to build our track record of generating low-cost capital from multiple sources. As we discussed last January, we generated $572 million in proceeds from our $41.4 million share follow-on equity offering. We used a portion of these proceeds to redeem our 8.375% Series O preferred shares, which will reduce our dividend commitments by nearly $15 million annually on an ongoing basis. We enjoyed a successful quarter in terms of generating capital from asset dispositions, receiving $223 million in proceeds from asset sales, in order to pre-fund our May unsecured debt maturities. We opportunistically tapped the unsecured market in mid-March. We issued $250 million of 10-year bonds at an effective interest rate of 3.72%, a record low rate for Duke Realty.

After being used to refinance a portion of our May maturities, this lower rate offering will save us nearly $7 million annually on an ongoing basis. As a result of our capital raising activities, we ended the first quarter with $307 million in cash which, when coupled with an unsecured term loan we will close at the beginning of May, will leave us with more than sufficient liquidity for the repayment of our $425 million of unsecured debt due this mid-May. Additionally, the post-quarter activities that Denny mentioned, represented by the expected USAA acquisition and Pembroke disposition is an excellent example of us funding acquisitions with dispositions accretively. I will conclude by saying that I’m extremely pleased with the results for the quarter, and we will continue to execute on all aspects of our strategy. And with that, I’ll turn it back over to Denny.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thank you, Christie. Yesterday we also reaffirmed our guidance of FFO for 2013 of $1.03 to $1.11 per share. In closing, after a solid quarter, we believe our value creation story is gaining momentum as our operations continue to show strong occupancy and modest rent growth, our capital raising continues to be highly efficient and consistent with our deleveraging plans, our asset repositioning is in the process of taking another big leap with the first quarter closed dispositions and pending Pembroke and USAA transactions, which we believe are very accretive to our net asset value. Finally, the development platform engine and strategic land bank are also very well-positioned to take advantage of solid growth opportunities for 2013 and beyond. Thank you again for your support of Duke Realty. And now we will open it up for questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Brendan Maiorana.

Brendan Maiorana - Wells Fargo Securities - Analyst

Denny, you guys, on the development pipeline the yields seem like they’re getting better. At the same time, you sort of look at the overall environment, and cap rates are coming down. It seems like there would be more likely to be pressure on the development yields as opposed to development yields moving up. So is there something specific that’s going on with the development, or are there any improvements dollars that are getting amortized that are driving yields up? Or are you just getting better economics?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

Generally, I think we are getting better economics right now. And it’s really — it doesn’t have anything to do with the amortization when you look at those projects that we talked about this quarter, for sure. And I would say it’s a couple things going on. One, obviously about 50%, roughly 45%, 50% of our starts this quarter were in the healthcare area. Again, a very significantly business driven on relationships. And so we have great relationships, as I mentioned, with Baylor and Scott and White, but clearly I think that our development yields are pretty competitive. But it’s also relationship driven, and I think that was part of it. When you look at the build-to-suit opportunities that we have on the office side, the yields were a little higher because we’re deploying our land, and I would say the same with the industrial build-to-suits that we’re accomplishing today. So I think that’s another key driver is the very good basis that we have in a lot of our land. So suffice it to say I agree with your comments, Brendan. I think we’re creating a lot of value through that development pipeline right now.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay. And then the occupancy drop in the quarter, I guess just listening to your comments it sounds like that happened at the end of the quarter. So I guess there probably wasn’t an — if I’m thinking about that correctly, there probably wasn’t an impact on NOI in the quarter, but as we look out over the next few quarters for the year, how do you think occupancy trends, because I guess as it stands now you’re at sort of the low end of your average occupancy target for ‘13?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes. I would say there’s two things. Yes, there was a couple things that happened during the quarter. We had some expirations during the quarter, mid-quarter let’s say, that were pretty much immediately backfilled with tenants, but then we had a couple leases near the end of the quarter that expired, but it didn’t have a significant impact on first quarter NOI. It’s unfortunately we have to report on four specific days of the year is the way we report. So our occupancy’s always go up and down a little bit, but we are sort of at the low point at the end of the first quarter, which is kind of where we thought we’d be. So we do have, as I said, there’s a lot of good activity out there. I think particularly on the industrial side business is still strong. So I think you’ll see, again, see that occupancy continue to tick up throughout the rest of the year. And we’ve looked at it pretty closely, and we’re still very comfortable with that occupancy range guidance that we gave for an average occupancy for the year, which was in the 92% to 94% range.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, that’s helpful. And then just the last one I had was for Christie. I was looking at your same-store in the disclosure on page 21 of the supplemental. Am I reading it correctly, that there is 180 basis point improvement in occupancy in the portfolio in the Q1 ‘13 versus Q1 ‘12?

Christie Kelly - Duke Realty Corp - EVP & CFO

Yes, you are, Brendan.

Brendan Maiorana - Wells Fargo Securities - Analyst

So I guess I was just trying to reconcile that with last year’s occupancy numbers, because I thought that they were — I didn’t think the occupancy moved around that much. Even with the adjustments in the pool that would have happened, it didn’t seem like there was a whole lot of movement. Is there something else going on there that maybe we don’t see as we’re thinking about the same store pool last year versus this year?

Christie Kelly - Duke Realty Corp - EVP & CFO

No, nothing. We’re just chatting quickly here amongst ourselves, Brendan. And there’s nothing really of note.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay. I mean, okay. Maybe we can take that offline because I’m having trouble looking at last year’s numbers and seeing why there would be that much adjustment.

Christie Kelly - Duke Realty Corp - EVP & CFO

Sure. We can talk offline again.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay. All right. Thanks.

Christie Kelly - Duke Realty Corp - EVP & CFO

No worries.

Operator

Dave Rodgers.

Dave Rodgers - RBC Capital Markets - Analyst

I guess with regard to the development pipeline, Denny, you talk about $620 million under construction today, a pretty good yield. Where do you see that going throughout the year? And I guess as you tie into that, we’ve seen, especially on the industrial side, more and more spec construction, I guess what you undertook a little bit this quarter. So I guess talk about where you, say, see the overall pipeline going this year, and how spec will play into that?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Sure, Dave. I think you’re going to see that pipeline likely stay at a pretty stable level, that $500 million to $700 million range. We monitor that pretty closely, and actually don’t want to get that up too high as a percent of our overall asset base. However, I think the other thing strategically that you’ve seen from us is almost — I mean, a very significant portion of our development now is 100% pre-leased the projects. So we’re still going to obviously try to find as many of those kind of accretive transactions as we can do. We’ve really been fairly limited on the spec development so far in this point in the cycle. We’ve really started four projects in the last, I’d say, I guess it’s been about 9 months, 9 to 12 months. We started the one office building I mentioned in Houston, which is now 91% leased and will open up in July.

We started now three spec industrial buildings, one in Indianapolis, one in California, and now just started one in Houston. And those total about 1.25 million square feet. We have no leases signed in those yet. We’ve got a couple proposals out on the California project. We’ve on and off had some activity on the Indianapolis project. And then actually have some pretty good activity on the Houston project, even though we’re just really getting started and breaking ground on that one. So I think you’re going to see us still be fairly conservative on the spec development side. You might see another project or two before the end of the year, but some of that’s really going to depend, too, on how we do on leasing up some of those projects we’ve already started. So that’s really, I think, where we are and what we are looking at from the development side.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Dave Rodgers - RBC Capital Markets - Analyst

Thanks. And then maybe for Christie, just in terms of it seems like the appetite for office assets is up in terms of your ability to sell. Maybe talk about where some of the funding will come from throughout the course of the year, if you can, related to the asset sales program?

Christie Kelly - Duke Realty Corp - EVP & CFO

Sure, Dave. As it relates to the guidance in terms of office dispositions, we are a net disposer this year as you look at the midpoint of guidance. And we’re on track to deliver as it relates to those dispositions, and our focus for this year is on, as you stated, Midwest Office as well as retail, as demonstrated by the Pembroke disposition.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes. Just to add to that, if you look at our office dispositions so far, it’s the two bigger projects in Raleigh, and then the Chambers Street portfolio. Those were obviously really funded with, mostly with institutional equity, I would say. Some debt potentially, but most of it was equity. And looking at some of the dispositions that we plan on the office side this year, I think what we’re likely to see again is secured debt funding mortgage debt. My guess is you’re not — it won’t be consist of CMBS much because there are going to probably be smaller portfolios, but I think we’ve seen both the banks and the insurance companies fairly active in that market right now.

Christie Kelly - Duke Realty Corp - EVP & CFO

Yes, and to the point that Denny’s making, I mean, that really is a change that we’ve seen over the past year to 18 months.

Dave Rodgers - RBC Capital Markets - Analyst

So, I guess, should I take from those comments that if LTVs are generally higher than they had been and rates are lower, that the 7.75%, wherever you were in this quarter for the office asset sales, is fairly achievable for the remainder of the year?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think it just depends on what the mix ends up being. Those were, I would say, probably on the lower end of the cap rate scale, but I think you’ll probably again see most of our office dispositions in that low to mid-eight kind of cap rate range, and again on in-place income.

Dave Rodgers - RBC Capital Markets - Analyst

Okay. Great. Thanks.

Operator

Josh Attie.

Josh Attie - Citigroup - Analyst

Denny, in your prepared remarks you mentioned that industrial fundamentals seemed to be getting better. But for your portfolio, same-store growth is going to moderate over the next few quarters, and I understand that some of your industrial properties are probably approaching high occupancy levels, but why would rent growth slow? And I guess what are some of the items that you expect to weigh on the same store?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think when you look at the overall portfolio, just talking about industrial, we’ve been running at a pretty high occupancy level when you look at that. We were almost to 95%. We dropped down a little bit under 94% at the end of this quarter because of the couple of those lease expirations. So even in — I think in — at this point in the economy, and with the type of GDP growth we’re looking at this year, that portfolio’s probably the best we’re going to get is probably 95%, 96% right now. I think when you look at it, I think we will see modest rent growth across most of our industrial markets, but remember, a couple things I would say.

One is, we’ve only got, I think, 7% lease expirations of our overall portfolio for the rest of the year. So we are not going to see tremendous growth out of that portfolio from rental increases on leases rolling. And then second, we have solid growth in the industrial business because most of our leases today now in most of our markets have annual rent bumps. So those rent bumps are anywhere from probably 1.75% to 3% annual rent bumps. So those will be helping to drive our continued same property performance, as long as we hold up where our occupancy points are anticipated.

Josh Attie - Citigroup - Analyst

Thanks, that makes sense. And could you just tie that back to guidance? I know the guidance is based on a same-store growth range of 1% to 4%, and you did 2.5% in the first quarter. So if it’s going to moderate from there, should we assume that both the same-store and the FFO guidance trend toward the lower end of the range?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No. I don’t think so. I mean, I think we’re going to be sort of in the middle of that range. I will tell you what drives that number, unfortunately more than others it’s just harder to predict, is the dispositions. That’s why we always have to give a wider range than maybe we would like, because we just don’t know which of our same properties we’re going to sell during the year. So that can have an effect, depending on which properties you sell. But sitting here today, looking at what we’ve sold so far, and what we anticipate selling, and then what we anticipate happening in the remaining portfolio, I think towards the middle of that range is a good number for the rest of the year.

Josh Attie - Citigroup - Analyst

Okay. Thanks very much.

Operator

Vincent Chao.

Vincent Chao - Deutsche Bank - Analyst

Just a quick question. Denny, you had alluded to, I think, the Chino project earlier in terms of some people kicking the tires. I was just wondering if you expand upon what kind of activity you’re seeing there, types of users, and maybe what’s causing or preventing them from pulling the trigger on taking some space there?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think first thing I’d point out is we just really finished that up early this year, probably in February some time. So it’s relatively still fresh on the market. Again, there has been good activity in the Southern California market. We’ve seen a fair amount of leasing. I think if you look at the

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

leasing statistics out there for the first quarter, some very good activity is what you’ll see. It’s just -- it just depends in that situation. We’re likely going to lease that building to a single user, in my opinion. That’s a 420,000 square foot building, which is kind of the sweet spot for a distributor. So it’s just finding that right tenant. We’ve talked to a couple of retailers about it. We’ve actually talked to a governmental agency about leasing the whole thing, also. So I think it’s fairly broad user base out there. And we’re very focused on getting that one leased up.

Vincent Chao - Deutsche Bank - Analyst

Okay. And at this point, is the relative underwriting for that project? Are you still on track, or is it may be slipping a little bit in terms of timing?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No, it’s not slipping.

Vincent Chao - Deutsche Bank - Analyst

Not slipping, okay. And then maybe if I could ask a similar question, just in terms of Atlanta overall. I mean, obviously that’s a tougher market, but can you provide some color on what you’re seeing there, and it looks like one of the late quarter move-outs might have been from that market on the industrial side?

Denny Oklak - Duke Realty Corp - Chairman and CEO

It was. We had about a 300,000 square foot tenant leave right near the end of the quarter in one of the buildings, which was really most of the decrease in occupancy in Atlanta this quarter. I guess overall my comment on Atlanta would be that market’s been relatively slow, and I think slower than some of the other industrial markets so far. When you think back on it, just about a year ago we signed 1 million square foot lease at our Braselton project with Carter’s for their e-commerce distribution. And that was a big deal, obviously, for us there. Since then, it’s been a little bit slow, but in talking to our folks in Atlanta, they are starting to feel like things could pick up here pretty shortly, and things could get better in the second and third quarter. A lot more people out in the market beginning to talk about leasing some space here soon. So I think we anticipate that occupancy improving in the second half of this year. So, but clearly it has been slower than some of the other markets.

Vincent Chao - Deutsche Bank - Analyst

Okay. Thank you.

Operator

(Operator Instructions)

Eric Frankel.

Eric Frankel - Green Street Advisors - Analyst

I would like to discuss, given the repositioning plan, your long-term thoughts for some of the office build-to-suits you guys are working on? Where do you think the eventual home of those properties are?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think it depends. When you think about a couple, I mean, the two, the bigger ones that we worked on are this Primerica built-to-suit in Atlanta, which we just completed on time, and they’ve now moved in and are extremely happy with the facility. And on that one I would say that’s on land that we own in our legacy park up in Gwinnett County. We’ve got room for a couple more buildings there. We’ve actually had other -- some other discussions there on possible build-to-suits. So I think it’s probably likely we might hold that one for a little while as we potentially build out the rest of that park. As you may recall, that was a 15-year lease with them. So we’ve got, obviously, plenty of time on the lease. I think there’s a nice annual rent bumps in that one also. And then the other one we signed up at our Duke Bridges Park up in Frisco in Dallas, 200,000 square feet project on a 16-year lease.

We’ve got two more sites available in that park. And then this tenant actually has an expansion option onto a site next door for, I think it’s 18 or 24 months out. So I think once we complete that, I think you’ll likely see us hold that one at least through the time that they have the expansion option. So I think it’s going to be a case-by-case basis, Eric. They’re all -- they’re really good projects, but as you know we’re downsizing the office business. And the truth is in Atlanta and Dallas, for example, both those were part of our Blackstone transaction. So we sold substantially all of our other assets in those markets, other than some other ones, a couple we had in other joint ventures. So, but these build-to-suit office buildings don’t require -- they’re not really that hard to manage because it’s a single tenant. So I just think it’s probably not answering your question, but I think it’s just going to be a case-by-case basis.

Eric Frankel - Green Street Advisors - Analyst

Okay. I really do appreciate the color. Also just curious about the medical office portfolio. What you think the occupancy trajectory is going to be over the couple years? It just seem to be staying kind of flat over the last few quarters.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think yes, it has. And some of that was because we were -- some of our development, we were developing with some vacancy in it. And so most of what we signed here recently has been 100% leased. So that’s not contributing to that vacancy, obviously, but I think the leasing activity is pretty good. We bought a little bit of vacancy when we bought the Seavest portfolio last year, and we’re actually, I think, looks like we are going to be ahead of schedule on leasing up some of that space. So my thoughts today would be, you’re going to see that occupancy probably start moving closer to the 94%, 95% range, and likely stay in that area for a while.

Eric Frankel - Green Street Advisors - Analyst

Great. Thank you. One then final question. Just given your thoughts on market rent and its growth trajectory, just want to get a feel for what you think the mark-to-market rent is for your portfolio.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, people ask us that quite a bit. It’s, again, a little bit hard to say, because we’ve got so many different markets and submarkets and kind of buildings. But in general today, where we are in the cycle, and when you look at when we signed leases that are beginning to roll now, I would say our rents in place are probably a little bit below market, and I’m saying maybe 5% to 7% below market today on what’s in place, but again, it’s going to vary market and submarket a little bit.

Eric Frankel - Green Street Advisors - Analyst

Great. Thank you. Appreciate it.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Operator

Scott O’Donnell.

Scott O’Donnell - State Street Realty Advisors - Analyst

A question for Christie. The last two debt offerings you did were at 3.375 and 3.625. I can’t for the life of me figure why you’d be turning to the bank term loan market right now, with the markets very efficient from a funding perspective.

Christie Kelly - Duke Realty Corp - EVP & CFO

Yes, Scott. Thanks for that question. I mean, I think when we take a look at the term loan, there are a couple of things. First, we’re looking at a five-year term loan, we’re looking at doing floating-rate paper, and it’s very accretive based on our yield curve right now. And we really don’t have any floating-rate debt to speak of whatsoever in our capital stack. So when you take a look at, A, yes what we’ve been able to execute, and, B, threading in a nice little 5-year for a 2018 maturity, that fits in really nicely with our maturity ladder at very attractive rates, it makes sense for us to do.

Scott O’Donnell - State Street Realty Advisors - Analyst

So there will be no swapping of that deal and no capping of the deal?

Christie Kelly - Duke Realty Corp - EVP & CFO

No. There won’t be any swapping of the deal at the get go. I mean, to the extent that we need to fix it, we’ll take care of that as we see rates move.

Scott O’Donnell - State Street Realty Advisors - Analyst

Thank you.

Operator

Michael Salinsky.

Michael Salinsky - RBC Capital Markets - Analyst

Just to go back to the [following] question, you talk about spreads. I think you said up 2%. At what occupancy level you get a little bit more comfortable pushing that a little bit more?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think, again, it always comes back to me to what the demand is. Even when our occupancies are at 95%, 98%, which when you look at a number of our industrial markets today we’re there, still not necessarily a big pressure to raise rates until that demand really starts picking up. So I think we’re going to have to see some more of that demand picking up. And it’s, occupancy is good, but it’s not like we have a huge backlog of tenants wanting new space. That’s why you’re still seeing relatively limited spec development in most markets. So I think we’re going to -- we’ll start seeing that as we start seeing a little bit more demand pick up.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Michael Salinsky - RBC Capital Markets - Analyst

Okay. That’s helpful. Just going back to your original capital plans for the year. I mean, did the shares have about 25% year-to-date, and (technical difficulties)

Denny Oklak - Duke Realty Corp - Chairman and CEO

I’m sorry. I think we --

Christie Kelly - Duke Realty Corp - EVP & CFO

Hello?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Did we lose you?

Operator

Mr. Salinksky’s line is still connected. Mr. Salinsky, could you check your phone for a phone for a mute feature?

Michael Salinsky - RBC Capital Markets - Analyst

Can you hear me?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes.

Christie Kelly - Duke Realty Corp - EVP & CFO

Now we can.

Michael Salinsky - RBC Capital Markets - Analyst

Okay. Sorry about that. Just going back, with the share price up 25% year-to-date, and also given the success you guys have had on disposition front relative to the development yields, the 8% that you quoted there. Is there any thoughts on maybe accelerating your development starts for the year, and maybe recycling a bit more, or going out and maybe being a bit more aggressive on reducing leverage?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I guess let me start on the development side. I mean, I think we’re doing all the prudent development today that we think is out there. In other words, we focused on the build-to-suit market, going back to my comments on spec. And so, as I said, I think we’re not really afraid to do really good build-to-suit deals on both the MOB and the industrial side, and an occasional office one mixed in there maybe on our land. So we’ll keep pushing those as much as we can. And then on the disposition side, I think we’ve got a fairly significant disposition plan for the year, and we’ve executed, we had a great first quarter, and now with the Pembroke sale looking to close here before the end of the month, that’s a pretty good four-month start at almost $400 million.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

But one of the things I think you will see us do is sort of look through the portfolio a little more carefully as we’re going, and take advantage of -- potentially take advantage of some opportunities where we think we’ve created a fair amount of value, and then move some of those properties if the timing is right, especially timing for reinvestment. If we think we can have use of the proceeds, either to reinvest in new development or to delever as we have debt maturities coming up. I think we’ll probably look at that, but I wouldn’t say we have anything specific in mind right now.

Michael Salinsky - RBC Capital Markets - Analyst

Okay. So no changes to the investment plan relatively early in the year?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No, I don’t think so.

Michael Salinsky - RBC Capital Markets - Analyst

Okay. Thank you.

Operator

Brendan Maiorana.

Brendan Maiorana - Wells Fargo Securities - Analyst

Denny, just to sort of follow-up a little bit on the disposition outlook, and we’ve talked about this a bit in the past, but if you’ve got a nice MOB franchise as we sort think about it, but it doesn’t fit that neatly into your portfolio mix. At the same time, pricing for MOB assets seems to be at an all-time high. There seems to be a lot of interest in the space. Is there a way to sort of harvest some of that value via a JV or something, some form like that where you don’t have to give up the upside that you seem to be creating a lot on the development pipeline, but you can maybe harvest some of the value that’s been created on the developments that have been done thus far, and it would be a way to sort of accelerate the deleveraging that you expect to do over the next few years?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I would first respond to that by saying I think it does fit in fairly nicely and neatly within our portfolio, because again, it’s a very stable product type, very -- really good same property growth, as you can see from the performance of that portfolio over the last year and the last few quarters, it’s really doing well. So when a property type is performing that well, I think it fits into my strategy. So, and obviously we have the platform in place to do the development and continue to grow that business. So, but having said that, I think there is an opportunity there. We’ve been building that portfolio on the development side now for about six, seven years. And as we look back through that portfolio, there’s probably a couple properties that are in there that we developed early in that cycle that might make less sense for us strategically than they did back then.

So I think you’ll see us really look at -- keep a close eye on that portfolio. You might see a few assets move here or there, but again, I think you’re going to continue to see us grow that portfolio. And just in light of that, we sold to two buildings out of our MOB portfolio this quarter. And those were actually two buildings that we got in the Seavest transaction that we knew when we bought them weren’t really strategic for us, they were located in truly non-core markets. They had good tenancy and long-term leases. And they were probably 25- to 30-year-old buildings. So we moved, I would say, fairly rapidly to go ahead and relist those properties. And sold them at a little bit over what we had allocated to that. So it was a good deal for us, and again, they didn’t fit in strategically. So I think you’ll see us continue to look at that.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Brendan Maiorana - Wells Fargo Securities - Analyst

So if I hear your comments correctly on the MOB portfolio, is that suggest that this is, as you think about the business long-term, several years out, this is the part of the portfolio that stays within the business for -- as you sort of see it into the future?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes. I think we’ve stated that, I think, in our asset strategy that we’ve been talking about here. Our original target for that was about 15%. We are kind of right there, maybe even a little bit higher than that, because of some of the bigger transactions we did, but I think you’re going to see that portfolio stay in that range. And I think overall as we look for opportunities to grow the Company overall, then I think you will continue to see that MOB portfolio grow, but stay in that kind of a range of percentage of the overall company, 15% to 20%.

Brendan Maiorana - Wells Fargo Securities - Analyst

Sure, okay. And then the flipside of that is sort of looking at acquisitions, or the flipside my question, I guess, would be looking at acquisitions. Do you think as we look at this USAA deal, a large portfolio deal, stabilize. Do you think when you look at growth of the Company from here, given that you are pretty darn close to the 60/15/25 portfolio breakdown allocation, that large portfolio deals are still likely to happen for Duke? Or do you think you’re largely done with that, and most of the growth comes via development and kind of one-off deals?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think it depends. First of all, I would say that I think growth definitely will come through new development, build-to-suit industrial deals, some speculative industrial building, and pretty much on land that we own, because we can do, I don’t know, I think it’s 40 million square feet of industrial, roughly, on our -- the land that we own today. So you’re going to see us continue to grow there. I think you probably will see us do some one-off acquisitions in key target markets, which we’ve been doing. Again, just kind of depends. We’ve looked at a whole lot more, and seen a whole lot more transactions than we’ve actually executed on, when you look at it over the last two or three years. As far as the portfolio deals go, again I think it depends.

There’s -- we have a great presence in most of the major distribution markets in the country now, but there’s a couple where we’d still like to continue to grow. And if we saw a portfolio transaction that we thought would really help us grow in a certain area of the country, or certain of those markets that we don’t -- we feel like we’re underweight in, then I think we would certainly consider that. And again, just looking at the USAA portfolio, very -- I mean, strategically for us, a very good transaction because a significant piece of it in California, Northeast, Houston, where those are locations that we’re trying to build our portfolio. So that worked out very well for us.

Brendan Maiorana - Wells Fargo Securities - Analyst

Sure. Then just last one. The cap rate, the cap rate spread differential that you talk about between the USAA deal and the Pembroke deal. Was that both cash and GAAP 100 basis point spread, or was it just one or the other?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Cash.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay. Great. Thank you.

Operator

Josh Attie.

Michael Bilerman - Citigroup - Analyst

It’s Michael Bilerman. Good afternoon. Just a question on the USAA portfolio. I guess the brokerage community is sort of painting it as a sort of portfolio premium, very rich pricing. I guess how do you respond to that? And maybe you can talk about how you sort of look at pricing for that portfolio?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Sure. I would say that was a competitively bid process there. So I would say there was a number of other competitors on that portfolio. So I think it was truly market pricing. I don’t know that I would agree that there’s a portfolio premium to it. I mean, it sort of is what it is. And they’re all really good projects. When you look at it, I think our basis, if you look at that, is going to be just around $65 a foot overall for that portfolio. We do a lot of looking at replacement costs, and I think we’re -- we really believe we bought that portfolio right in the range of replacement costs, and again all very good markets, very good buildings. So I’m not saying it wasn’t a market deal. I think it was a market deal, but I think it was a good fair deal for us. We are very comfortable with the pricing on it and our basis. And so that’s about all I can say. Great property.

Michael Bilerman - Citigroup - Analyst

And where does that work out, I guess, on an initial, it’s 100% leased. So where, I guess, where are rents sort of relative to market? And what is that initial yield that you’re buying at?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I would say rents are really right about market in most of those buildings, what we think market is today. I think the average remaining term on those leases is probably six or seven years. And again, all of them have annual rental rate bumps. I would say the rental rate bumps are in the neighborhood of 1.5% to 2%, 2% to 3%, I guess.

Christie Kelly - Duke Realty Corp - EVP & CFO

That’s right.

Denny Oklak - Duke Realty Corp - Chairman and CEO

And I said, we typically don’t disclose yields on specific transactions, Michael, just because of competitive nature. So it will be disclosed in our second quarter numbers, along with our other acquisitions, but all’s I would say, I think it’s -- the numbers I’ve seen out there publicly are probably in the range.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Michael Bilerman - Citigroup - Analyst

Okay. And then just, I just wanted to come back to sort of the guidance for just to really understand the moving pieces, because it sounds like the acquisition [for us], just the recent activity, I guess when you look at the retail sale and some of the office buildings, the Chambers Street could be maybe even accretive, or net neutral relative to the acquisition volumes that you’re doing. And it sounds like going floating rate debt would be accretive. And so are we to take it that operations are a little bit behind for the guidance not to move?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No. I don’t think so. I think our operations are really pretty much in line so far this year with where we anticipated them to be. Michael, you know I’m not going to move our guidance in the first quarter. I mean, we’ve set a fairly broad range, usually. We’ve tightened it up the last couple years a little bit, and -- but we’ve got a lot of moving pieces and parts as we go through this disposition and potential acquisition and development. So there’s just a lot of moving pieces and parts in the numbers. So I’m just never inclined to really try to change it this early in the year unless something major would happened that we knew had a significant effect. So we’ll obviously look again at the end of the next quarter, and think about where we are and see how the year’s progressing, and every quarter we reconsider that annual guidance. And if we think it’s appropriate to change it, we’ll do that. But right now I think operations are actually probably just a little bit ahead of where we thought they would be.

Christie Kelly - Duke Realty Corp - EVP & CFO

And to that point, Michael, we highlighted not only the year-over-year growth in FFO and AFFO, but we’ve done that on the backs of moving significant dispositions as well as delevering. So when you take a look at the fundamental operations and the leasing momentum, it’s been very strong. So I would absolutely agree with Denny, that we are actually a little bit ahead of where we thought we were going to be.

Michael Bilerman - Citigroup - Analyst

Okay. Thank you.

Operator

Michael Salinsky.

Michael Salinsky - RBC Capital Markets - Analyst

Just to go back to dispositions, since you sold both portfolio and one-offs. Any noticeable difference between portfolio pricing versus one-off sales?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No. I don’t think so. Each disposition, each transaction has its own story. So it’s a little hard to say, but I think for that specific question, Mike, the difference between single assets or portfolios, not really.

Michael Salinsky - RBC Capital Markets - Analyst

Okay. Then the second question, taking maybe the both of the industrial portfolio a little bit. Looking at some of the smaller block space, have you seen any change in demand, just as we see in the single-family housing market pick up over the last couple quarters, and how much opportunity do you see there in terms of driving towards your occupancy targets for 2013?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 25, 2013 / 07:00PM, DRE - Q1 2013 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes. I think clearly you’re starting to hear a lot of chatter about that. Have heard it in various conferences, and seen it in some of the other industrial folks’ public discussions or releases. I think it’s true. We’re seeing some of that. And again, it varies a little bit from market to market. I would say clearly in South Florida, which is that whole economy there is driven by a lot of development and construction, it’s a fairly big part about that -- of that economy down there. And that market’s coming back, particularly I would say on the multifamily or the condominium market in South Florida is really coming back. So we’re starting to see some of those types of tenants come back into the market, and I think we’ll continue to see that. My sense is throughout the rest of this year as the economy improves and housing market continues to pick up.

Michael Salinsky - RBC Capital Markets - Analyst

Thank you.

Operator

Speakers, we have no further questions in queue at this time.

Ron Hubbard - Duke Realty Corp - VP, IR

I’d like to thank everyone for joining the call today. We look forward to seeing many of you at the NAREIT conference in June in a little over a month. Or if not, we’ll reconvene during our second quarter call, tentatively scheduled for August 1. Thanks, everyone.

Operator

Ladies and gentlemen, that will conclude your conference call for today. Thank you for your participation, and for using AT&T’s executive teleconference service. You may now disconnect.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.